Exhibit 15

Letter re: Unaudited Interim Financial Information

John Bean Technologies Corporation
Chicago, Illinois

Re: Registration Statement Nos. 333-215465, 333-218253, 333-152682
With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated May 1, 2019 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

Chicago, IL
May 1, 2019